Exhibit 99.1

Contact: Robert Lewey, President

IES Holdings, Inc.

713-860-1500

FOR IMMEDIATE RELEASE

IES HOLDINGS ANNOUNCES AGREEMENT TO ACQUIRE TECHNIBUS, INC.

HOUSTON — June 2, 2016 — IES Holdings, Inc. (or “IES”) (NASDAQ: IESC) today announced that a wholly-owned subsidiary of IES has entered into a definitive agreement to acquire all of the shares of stock of Technibus, Inc. (“Technibus”), a Canton, Ohio-based manufacturer of custom-engineered, metal enclosed bus duct solutions, in an all cash transaction valued at approximately $45 million. Upon completion of the transaction, Technibus will operate as a subsidiary in IES’s Infrastructure Solutions segment and will continue to operate under the Technibus name. The transaction is expected to close within the next few weeks, subject to customary closing conditions.

Technibus’ products are highly engineered electrical components that conduct electricity between medium-voltage generators, breakers, transformers, and switchgear, primarily utilized at power generation plants and large electricity-consuming facilities. Specifically, Technibus’ solutions include non-segregated and segregated phase bus duct, isolated phase bus, advanced systems fabrication and field services for the power generation, petrochemical, commercial, transit, data center and industrial markets.

Robert Lewey, President of IES, said, “We are excited to be acquiring Technibus, which we believe will further strengthen and diversify IES’s services and product offerings. Technibus has a long-term track record of providing highly engineered solutions for a customer base comprised of blue chip original equipment manufacturing companies and engineering, procurement and construction companies. We expect the acquisition of Technibus will add valuable capabilities to our Infrastructure Solutions segment and broaden its solutions offering to both Technibus and current IES customers.”

Mike Rice, President of IES’s Infrastructure Solutions segment, added, “The acquisition of Technibus will transform Infrastructure Solutions from a business primarily focused on industrial repairs and services to a trusted provider of custom engineered solutions to our customers. Technibus’

superior products and engineering expertise, combined with Infrastructure Solutions’ service capabilities, a shared customer base, and close geographic proximity to our segment’s Massillon, Ohio headquarters, will significantly enhance our solutions offering.”

Dinsmore & Shohl LLP is serving as legal advisor to IES.

The investment banking firm Fidus Securities, LLC is acting as exclusive financial advisor to Technibus on this transaction. Ropes & Gray LLP is serving as legal advisor to Technibus.

ABOUT IES HOLDINGS

IES is a holding company that owns and manages diverse operating subsidiaries, comprised of providers of industrial infrastructure services to a variety of end markets. Our over 3,100 employees serve clients in North America. For more information about IES, please visit www.ies-co.com.

ABOUT IES INFRASTRUCTURE SOLUTIONS

IES’s Infrastructure Solutions segment provides industrial and rail services, including electric motor repair and rebuilding; repair and manufacturing of industrial lifting magnets; and maintenance, remanufacturing, and repair services to the rail and transit industry. For more information about IES Infrastructure Solutions, please visit www.iesinfrastructure.com.

ABOUT TECHNIBUS

Technibus, Inc. is a global leader in the supply of metal enclosed bus systems operating for more than 50 years. Technibus operates in a 150,000 square foot manufacturing facility in Canton, Ohio and its products include isolated phase bus, non-segregated and segregated bus systems. Technibus primarily serves the power generation, distribution, petrochemical, transit, municipal, data center and industrial markets. For more information about Technibus, please visit www.technibus.com.

Certain statements in this release may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “seek,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the ability of our controlling shareholder to take action not aligned with other shareholders; the possibility that certain tax benefits of our net operating losses may be restricted or reduced in a change in ownership; the inability to carry out plans and strategies as expected, including our inability to identify and complete acquisitions that meet our investment criteria in furtherance of our corporate strategy; competition in the industries in which we operate, both from third parties and former employees, which could result in the loss of one or more customers or lead to lower margins on new projects; fluctuations in operating activity due to downturns in levels of construction, seasonality and differing regional economic conditions; and our ability to successfully manage projects., as well as other risk factors discussed in this document and in the Company’s annual report on Form 10-K for the year ended September 30, 2015. You should understand that such risk factors could cause future outcomes to differ materially from those experienced previously or those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise any information, including information concerning its controlling shareholder, net operating losses, borrowing availability, or cash position, or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about IES Holdings, Inc. can be found at http://www.ies-co.com under “Investors.” The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company’s website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.